SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

- - - - - - - - - - - - - - - - - -X

IN RE BIC CORP. SHAREHOLDERS       :
LITIGATION
                                   :       Consolidated
                                           Index No. 112626/95
- - - - - - - - - - - - - - - - - -X


                           STIPULATION OF SETTLEMENT

                 The parties to the above-captioned consolidated actions, by and through their respective attorneys, in consideration of the promises, terms and conditions contained in this Stipulation of Settlement, hereby stipulate and agree as follows:

                 WHEREAS:

                 A. On May 19, 1995, Societe BIC S.A. ("SBSA") announced a proposal to acquire the common shares of BIC Corporation ("BIC") not already owned by SBSA, Bruno Bich or certain other members of the Bich family (the "Public Shares") for $36.50 per share in a merger transaction (the "Proposal").

                 B. On and after May 19, 1995, Ellen Klein, Paule Brie, James C. Bonner and Irving Kaplan (collectively the "Plaintiffs"), respectively, individually and on behalf of the public shareholders of BIC, filed four actions in this Court (the "Court") against SBSA, BIC and the directors and certain officers of BIC (the "Individual Defendants," and together with SBSA and BIC, the "Defendants"), which were consolidated (the "Consolidated Actions") pursuant to a Stipulation and Order entered on October 2, 1995. The complaints in the Consolidated Actions alleged that the Proposal was not fair to Plaintiffs and the holders of Public Shares of BIC and that the Defendants breached their fiduciary duties and failed to disclose all material information in connection with the Proposal.

                 C.       Two other similar actions were filed, entitled Alan
R. Kahn v. Societe BIC, S.A., et al., Index No. 010785, in the Supreme Court of the State of New York, County of Queens, and Melvin H. Rosenzweig v. BIC Corp., et al., in the Superior Court of the State of Connecticut, Judicial





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District of Ansonia/Milford (the "Other Actions", and together with the
Consolidated Actions, the "Actions").

                 D. On May 23, 1995, the board of directors of BIC (the "Board") appointed a special committee of three independent directors (the "Special Committee") to review, evaluate and negotiate the terms of the Proposal with SBSA, and to make a recommendation to the Board concerning the Proposal. The Special Committee retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor.

                 E. Following a review by Plaintiffs' attorneys and their financial advisor, Howard, Lawson & Co., of certain documents provided by BIC to Goldman Sachs, Plaintiffs' counsel delivered a letter to counsel for SBSA and counsel for the Special Committee presenting their analysis and opinion, based upon a preliminary analysis by their financial advisor, as to the fair value of the Public Shares and their views concerning certain procedural terms of any acquisition of the Public Shares. Counsel for Plaintiffs also engaged in several discussions of Plain-





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tiffs' views concerning the Proposal with counsel for SBSA and the Special
Committee.

                 F. After negotiations with the Special Committee and consideration of various factors, including the views of Plaintiffs' attorneys, SBSA agreed to increase the acquisition price in a proposed merger (the "Merger") to $40.50 per share (the "Merger Price") and to condition approval of the proposed merger on the affirmative vote of a majority of the Public Shares that are voted.

                 G. The Defendants have vigorously asserted that all claims alleged in the Actions are without merit and have denied all charges of wrongdoing or liability. The Defendants enter into this Stipulation solely in order to put to rest all controversy and to avoid the further expense, inconvenience and distraction of continued litigation.

                 H. Counsel for Plaintiffs state that they have conducted a thorough investigation of the facts and law relating to the allegations set forth in the Actions. The investigation has included a review by counsel for Plaintiffs and Plaintiffs' financial advisor of documents





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produced to Plaintiffs by Defendants relating to the business and valuation of
BIC, as well as SBSA's and BIC's filings with the Securities and Exchange Commission and other publicly available documents. Counsel for Plaintiffs have reviewed and commented on the preliminary proxy statement filed by BIC with the Securities and Exchange Commission in connection with the Merger. Counsel for Plaintiffs have also taken the deposition of Bruno Bich, the Chairman of the Board and Chief Executive Officer of SBSA and BIC, and of Robert E. Allen, a director of BIC and Chairman of the Special Committee. Counsel for Plaintiffs hereby acknowledge that they have received documents, materials and information that they deem necessary and appropriate to enable them to enter into this Stipulation of Settlement on a fully informed basis.

                 I. Plaintiffs and their counsel enter into this Stipulation of Settlement (i) after taking into account the likelihood that this litigation, if not now settled by voluntary agreement, could be protracted and expensive, would involve highly complex legal and factual issues, and





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would involve substantial uncertainties, delays and risks inherent in litigation; (ii) after taking into account the benefits that Plaintiffs and other public shareholders will receive as a result of the proposed settlement; and (iii) after having concluded that the proposed settlement is fair, reasonable and adequate, and in the best interest of the public shareholders.

                 NOW THEREFORE, IT IS STIPULATED AND AGREED, by and among counsel for the parties herein, that all the claims asserted in the Actions shall be compromised and settled, subject to the approval of the Court, and the Actions shall be dismissed, upon and subject to the following terms and conditions (the "Settlement"):

                                SETTLEMENT CLASS

                 1. Pursuant to Sections 902 and 903 of the New York Civil Practice Law and Rules ("CPLR"), a class of plaintiffs shall be certified, solely for the purpose of effectuating this Settlement, consisting of all persons or entities who owned, beneficially or of record, the Public Shares of BIC as of the opening of business on May 19, 1995,





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and their successors in interest including subsequent transferees (together, the "Settlement Class" or the "Public Shareholders"), with plaintiffs Ellen Klein, Paule Brie, James C. Bonner and Irving Kaplan deemed adequate representatives of the Settlement Class and the firms of Bernstein Liebhard & Lifshitz, Goodkind Labaton Rudoff & Sucharow LLP and Wolf Popper Ross Wolf & Jones, L.L.P. designated as lead counsel for the Settlement Class (the "Lead Counsel"). The Settlement set forth herein is contingent upon the entry by the Court of a Preliminary Order, as provided in Paragraph 5 hereof, certifying the Settlement Class for purposes of effectuating the Settlement and approving the use of a notice substantially in the form of Exhibit C hereto.

                                 THE SETTLEMENT

                 2. SBSA shall acquire the Public Shares of BIC at a price of $40.50 in cash per share in the Merger. The consummation of the Merger shall be subject to the approval of BIC's shareholders, including approval by holders of a majority of the Public Shares actually voted, and such other





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terms and conditions as set forth in the Agreement and Plan of Merger, dated as of August 15, 1995. SBSA acknowledges that the pendency of the Actions and the other efforts of Plaintiffs' attorneys were contributing factors, among others, in the process which ultimately resulted in the terms of the Merger, including the increase in the price per share from the Proposal price of $36.50 to the Merger Price of $40.50 and the requirement of approval by a majority of the Public Shares that are voted.

                 3. Plaintiffs and their counsel shall take all reasonable steps necessary to support the consummation of the Merger.

                 4. Counsel for plaintiffs in the Actions shall apply to the Court for an award of reasonable attorneys' fees and reimbursement of litigation expenses (including expert fees and expenses) in an aggregate amount not to exceed $487,500. Defendants will not object to the application of said plaintiffs' counsel for fees and reimbursement of litigation expenses up to this amount of $487,500. Defendants shall pay to Lead Counsel the amount of fees and





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reimbursement of litigation expenses awarded by the Court (the "Fee Award")
within ten (10) days after the Effective Date (as defined in Paragraph 10), provided, however, that Defendants shall pay the Fee Award within ten (10) days after the entry of the Final Order and Judgment if no objection is made to the Court to the Settlement or to said application by plaintiffs' counsel for an award of fees and expenses. Defendants reserve the right to oppose any other application by plaintiffs' counsel in the Actions for fees and expenses.

                         NOTICE AND SETTLEMENT HEARING

                 5. Promptly after the execution of this Stipulation of Settlement, counsel for the Plaintiffs and counsel for the Defendants shall submit this Stipulation to the Court for approval and shall move for entry by the Court of a preliminary order of approval (the "Preliminary Order") substantially in the form of Exhibit A hereto, which shall provide, among other things, for (1) certification of the Settlement Class; (2) a hearing (the "Fairness Hearing") to consider the fairness, reasonableness and adequacy of the





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Settlement effectuated by this Stipulation of Settlement and the application of
Plaintiffs' counsel for attorneys' fees and litigation expenses; and (3) individual notice, substantially in the form of Exhibit B hereto, to be given by first-class mail to each Settlement Class member (who can be identified with reasonable effort) of (a) the proposed Settlement and (b) the Fairness Hearing, which may be adjourned from time to time as ordered by the Court. All expenses of identifying class members and giving notice, including but not limited to printing and postage, shall be borne by SBSA or BIC, whether or not the proposed Settlement is approved by the Court.

                 6. Any Settlement Class member who chooses to be excluded from the Settlement Class must serve and file a request for exclusion in accordance with the procedures and the schedule established by the Court, which shall be substantially in the form set forth in the proposed Preliminary Order. Such excluded member shall have no rights with respect to this Settlement and shall not be bound by this Stipulation of Settlement. Any Settlement Class member who





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chooses to be excluded from the Settlement Class must request exclusion with respect to all BIC shares of which he, she or it is the owner, and any requests for exclusion from the Settlement Class with respect to any shares which are owned by two or more persons must be signed by each of such persons.
Concurrent with the execution of this Stipulation, the attorneys for the parties shall execute a letter agreement setting forth the conditions under which the Defendants may withdraw from this Stipulation based on the number of exclusions requested.

                            FINAL ORDER AND JUDGMENT

                 7. If this Stipulation of Settlement is approved by the Court following the Fairness Hearing, then counsel for the parties shall submit to the Court an order and judgment (the "Final Order and Judgment"), substantially in the form annexed hereto as Exhibit B, which shall, among other things:

                          (a) approve this Stipulation of Settlement, find that the terms and conditions hereof are fair, reason-





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                 able and adequate, and direct consummation of all of its
                 terms and conditions;

                          (b) find that notice was given in accordance with due process and the requirements of Section 908 of the CPLR;

                          (c) dismiss each of the Consolidated Actions on the merits, with prejudice and without costs (except as otherwise provided in Paragraph 4 hereof), and extinguish all released claims as specified in Paragraph 9 hereof;

                          (d) bar and permanently enjoin the institution or prosecution by Plaintiffs and other Settlement Class members who have not timely requested to be excluded from the Settlement Class of any other action against any of the Defendants, in this Court or in any other court or forum, asserting any of the claims that are being settled and released herein;

                          (e) determine that the Individual Defendants are fairly and reasonably entitled to indemnification by BIC for all amounts paid in settlement (including fees





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                 and expenses of plaintiffs' counsel as provided hereunder) and all reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of the Actions;

                          (f) determine and award reasonable attorneys' fees and expenses to counsel for the Settlement Class, to be paid in accordance with Paragraph 5 hereof; and

                          (g)     reserve exclusive jurisdiction in this
                 Court to enforce all terms and provisions of this Stipulation of Settlement.

                 (8) Based on the Settlement described herein, counsel in the Other Actions will seek entry of orders dismissing those actions with prejudice as moot and barred by the Settlement, without notice other than that provided for in Paragraph 5 hereof and without application for fees in those actions.

                               RELEASE OF CLAIMS

                 (9)      (a)     On the Effective Date (as defined below),
Plaintiffs and all members of the Settlement Class who have not theretofore duly elected to be excluded therefrom, on





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behalf of themselves, their heirs, executors, administrators, successors and assigns, and any other persons they represent (together, the "Releasors"), will release and forever discharge SBSA and BIC (and any of their subsidiaries or affiliates), the Individual Defendants and the Special Committee, and the respective past and present officers, directors, employees, agents, attorneys, auditors, subsidiaries, affiliates, representatives, financial advisors and investment bankers, heirs, executors, administrators, successors and assigns of any of the aforesaid released persons or entities from, and shall forever be enjoined from prosecuting against the foregoing, each and every claim, known or unknown, that was or could have been asserted against the Defendants in the Actions or in any other court or forum, in connection with, arising out of, or in any way relating to any acts, failures to act, facts, events, transactions, occurrences, representations, misrepresentations, omissions or other subject matters set forth, alleged, embraced or otherwise referred to in the complaints in the Actions, including without limitation the





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Proposal, the Merger, the negotiation, consideration and approval of the
Merger, and the fiduciary or disclosure obligations of any of the Defendants (or the other persons or entities to be released) with respect to any of the foregoing, which the Releasors had, now have, or may hereafter have, in any capacity against the aforementioned released persons or entities, or any of them, except for the right to enforce the terms of this Stipulation of Settlement.

                 (b) With respect to any and all claims being settled and released, it is the intention of the parties hereto that, upon the Effective Date, Plaintiffs and each member of the Settlement Class (who has not elected to be excluded therefrom) hereby expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which statute provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must materially affect his settlement with the debtor,





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and any and all provisions, rights and benefits of any similar statute or law of California or any other jurisdiction.

                                 EFFECTIVE DATE

                 10. The Settlement contemplated by this Stipulation of Settlement shall become effective on the first day upon which all of the following shall have occurred (the "Effective Date"):

                          (a) the entry by the Court of the Final Order and Judgment;

                          (b) the expiration of the time in which to appeal the Final Order and Judgment without any appeal having been taken therefrom or, if such appeal is taken, the date upon which the right to take any further appeal has expired, provided that such appeal shall have been resolved in such manner as to permit the consummation of the Settlement effected by this Stipulation of Settlement in accordance with all of its terms and provisions; and





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                          (c)     the entry of orders dismissing each of the
                 Other Actions with prejudice in accordance with Paragraph 8 hereof.

                               GENERAL PROVISIONS

                 11. This Stipulation of Settlement merges any and all prior settlement discussions and agreements among the Plaintiffs and the Defendants or between any of them.

                 12. It is expressly understood and agreed that this Stipulation of Settlement and any negotiations or proceedings hereunder are not, and shall not be construed or deemed to be, an admission or concession by or on the part of the Plaintiffs of any lack of merit of the claims asserted in the Actions or an admission or concession by or on the part of the Defendants, or any of them, of any liability or wrongdoing whatsoever in connection with the claims asserted in the Actions. The Defendants expressly deny any liability or wrongdoing whatsoever.

                 13. Neither this Stipulation of Settlement nor the fact of its existence nor the terms hereof, nor any negotiation or proceedings hereunder, shall be offered or





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received in evidence, or in any way referred to, in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever, other than to enforce the provisions of this Stipulation of Settlement or any other orders or judgments entered pursuant thereto.

                 14. In the event that the Court or any appellate court refuses to approve (or reverses the approval of) or modifies the Stipulation in any material respect (other than Plaintiffs' counsel's request for an award of attorneys' fees and expenses or the proposed determination that the Individual Defendants are entitled to indemnification), Plaintiffs or Defendants, at their respective sole option and discretion, may terminate this Stipulation and the Settlement by giving written notice of such termination to the other parties within five days following the receipt by the terminating party of the order giving rise to the right to terminate.

                 15. If for any reason the Settlement is not approved or is terminated pursuant to the provisions of this Stipulation, or if for any other reason the Settlement shall





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not become final and unappealable, then this Stipulation shall thereupon become null and void without any further act by any party hereto, and all parties to the Actions and to this Stipulation shall stand in the same position, without prejudice, as if this Stipulation had not been made and submitted to the Court for its consideration and approval, except as provided in paragraph 5 above with respect to payment of expenses of identifying class members and giving notice.

                 16. The parties to this Stipulation and their attorneys shall cooperate fully with one another in seeking Court approval of this Stipulation of Settlement and shall use their best efforts to effect the prompt consummation of this Stipulation of Settlement and the Settlement provided for hereunder.

                 17. This Stipulation of Settlement shall be binding upon and inure to the benefit of the parties hereto, including the Settlement Class, and their respective heirs, executors, administrators, successors and assigns and upon





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any corporation or other entity into or with which any party hereto may merge, consolidate, or combine.

                 18. This Stipulation of Settlement may be executed in original or telecopied counterparts, each of which shall be considered an original, but all of which shall be considered one agreement.

                 19. The foregoing constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be modified or amended except in a writing signed by all parties hereto.

Dated:  October 31, 1995                           BERNSTEIN LIEBHARD & LIFSHITZ


                                                   By
                                                     --------------------------
                                                   274 Madison Avenue
                                                   New York, NY 10016
                                                   (212) 779-1414


                                                   GOODKIND LABATON RUDOFF &
                                                     SUCHAROW LLP


                                                   By
                                                     --------------------------
                                                   100 Park Avenue
                                                   New York, NY 10017-5563
                                                   (212) 907-0700





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                                                   WOLF POPPER ROSS WOLF &
                                                     JONES, L.L.P.


                                                   By
                                                     --------------------------
                                                   845 Third Avenue
                                                   New York, NY 10022
                                                   (212) 759-4600

                                                   Lead Counsel for Plaintiffs
                                                     and the Settlement Class


                                                   WEISS and YOURMAN
                                                   319 Fifth Avenue
                                                   New York, NY 10016
                                                   (212) 532-4171

                                                   SILVERMAN HARNES & HARNES
                                                   International Plaza
                                                   750 Lexington Avenue
                                                   New York, NY 10022
                                                   (212) 754-2333

                                                   ABBEY & ELLIS
                                                   212 East 39th Street
                                                   New York, NY 10016
                                                   (212) 889-3700

                                                   Attorneys for Certain
                                                     Plaintiffs





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                                                   DEBEVOISE & PLIMPTON


                                                   By
                                                     --------------------------
                                                   875 Third Avenue
                                                   New York, NY 10022
                                                   (212) 909-6000

                                                   Attorneys for Defendants
                                                     Societe BIC S.A. and
                                                     Bruno Bich


                                                   SHEARMAN & STERLING


                                                   By
                                                     --------------------------
                                                   599 Lexington Avenue
                                                   New York, NY 10022
                                                   (212) 848-4000

                                                   Attorneys for All Other
                                                     Defendants





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SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
------------------------------------------- x
                                            :
                                            :
                                            :
IN RE BIC CORP. SHAREHOLDERS                :   Consolidated
LITIGATION                                  :   Index No. 112626/95
                                            :
                                            :
------------------------------------------- x



                             ORDER WITH RESPECT TO
                         NOTICE AND SETTLEMENT HEARING


                 The parties having applied, pursuant to Sections 902 and 903 of the Civil Practice Law and Rules ("CPLR"), for an Order, (i) certifying, for purposes of settlement, a class (the "Settlement Class") consisting of all persons or entities who owned, beneficially or of record, the common shares of BIC Corporation ("BIC") not already owned by Societe BIC S.A. ("SBSA"), Bruno Bich or certain other members of the Bich family who are shareholders of the corporation into which BIC is to be merged (the "Public Shares"), as of the opening of business on May 19, 1995, and their successors in interest including subsequent transferees (together, the "Settlement Class");

                                   Exhibit A

(ii) providing for a hearing on the fairness, reasonableness and adequacy of the proposed settlement provided for in the Stipulation of Settlement dated October 31, 1995 (the "Stipulation of Settlement"); and (iii) providing for notice to be given to all members of the Settlement Class;

                 The Court having read and considered the Stipulation of Settlement; and

                 The parties having agreed, subject to the approval of this Court, to the settlement of the claims that were or could have been asserted in these consolidated actions (the "Consolidated Actions") and the dismissal of the Consolidated Actions upon the terms and conditions set forth in the Stipulation of Settlement and having consented to the entry of this Order;

                 IT IS HEREBY ORDERED:

                 1. The proposed settlement is preliminarily approved, and a hearing to consider final approval, upon notice, shall be held as set forth herein.

                 2. For purposes of settlement only, this action is hereby certified as a class action pursuant to Sections





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902 and 903 of the CPLR on behalf of the following Settlement Class:

         All persons or entities who owned, beneficially or of record, the Public Shares of BIC as of May 19, 1995 and their successors in interest.

Plaintiffs Ellen Klein, Paule Brie, James C. Bonner and Irving Kaplan are deemed adequate representatives of the Settlement Class, and the firms of Bernstein Liebhard & Lifshitz, Goodkind Labaton Rudoff & Sucharow LLP and Wolf Popper Ross Wolf & Jones, L.L.P., are designated as lead counsel for the Settlement Class ("Lead Counsel").

                 3. A hearing (the "Settlement Hearing") shall be held before this Court on __________, 1995, at ____ _.m., in Courtroom ___, 60 Centre Street, New York, New York: (i) to determine whether the proposed settlement on the terms and conditions provided for in the Stipulation of Settlement is fair, reasonable and in the best interests of the Settlement Class and should be approved by the Court and whether a final judgment as provided in the Stipulation of Settlement should be entered thereon and (ii) to consider the application of Plaintiffs' counsel for an award of fees and expenses incurred in the prosecution of this action.





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                 4.  Notice of the pendency of this action and the hearing on the proposed settlement shall be given as follows:

                 a. Copies of the Notice of Class Action Determination and Proposed Settlement (the "Notice"), substantially in the form of Exhibit C to the Stipulation of Settlement, shall be mailed by first class mail to all persons appearing on BIC's records as record owners of Public Shares on or after May 19, 1995, at their addresses listed in BIC's records.

                 b. A copy of the letter to nominees (the "Letter to Nominees"), substantially in the form of Exhibit D to the Stipulation of Settlement, shall be mailed by first class mail to all banks, brokerage firms or other persons or entities who, on or after May 19, 1995, held the Public Shares of record but not as beneficial owners (the "Nominees"), as shown by the records of BIC, which Letter to Nominees shall direct such Nominees, within ten (10) days of receipt, either (i) to cause a copy of the Notice to be mailed by first class mail to all persons on whose behalf they held Public Shares on or after May 19, 1995, or (ii) to





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provide the names and addresses of such persons to BIC.  The Nominees shall comply with the directions contained in the Letter to Nominees.

                 c. At or prior to the Settlement Hearing, counsel for BIC shall file proof by affidavit of the mailing of the Notice and the Letter to Nominees. All expenses of such mailing and other costs of notification shall be paid in accordance with the terms of the Stipulation of Settlement.

                 5. The Court approves the proposed form of Notice and Letter to Nominees and finds that the mailing and distribution of such notices and letters substantially in the manner and form set forth in this Order meets the requirements of Rule 908 of the CPLR and due process and is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all persons entitled thereto.

                 6. Members of the Settlement Class shall be bound by the Settlement (if it is finally approved by the Court) unless such persons shall mail by first class mail a written request for exclusion from the Settlement Class, postmarked no later than _________, 1995, to counsel for all parties,





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
at the addresses listed in paragraph 8 below. Such request for exclusion shall state the name and address of the person(s) seeking exclusion, the number of Public Shares owned by such person(s), and the name(s) in which such BIC stock was registered, and shall state that the undersigned requests to be excluded from the Settlement Class. Any member of the Settlement Class who requests exclusion from the Settlement Class must request exclusion with respect to all Public Shares of which he, she or it is the beneficial owner, and any Settlement Class member who requests exclusion from the Settlement Class with respect to Public Shares whose beneficial ownership is shared in any way must request exclusion together with all other persons with whom such ownership is shared.

                 7. Any member of the Settlement Class who does not request exclusion therefrom in the manner provided in paragraph 6 of this Order may, but need not, enter an appearance in this action through counsel of his, her or its own choice. Any Settlement Class members who do not enter an appearance will be represented by Lead Counsel.





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                 8.  Any member of the Settlement Class who has not requested exclusion therefrom in the manner provided in paragraph 6 of this Order may appear and show cause, if any he, she or it has, why the proposed settlement should or should not be approved as fair, reasonable and in the best interests of the Settlement Class, why Plaintiffs' counsel should or should not be awarded fees and expenses, or why the proposed judgment should or should not be entered; provided that no Settlement Class member shall be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, the fees requested, or, if approved, the judgment to be entered approving the same, unless by _________, 1995, that person has served, by hand or by first class mail, (a) a notice of intention to appear; (b) a verified statement, accompanied by documentary proof, that such person is a Settlement Class member and wants to be heard concerning the settlement, the judgment to be entered herein, and/or the application for attorneys' fees, costs and expenses; (c) a statement of such person's position with respect to such matter or matters; and
(d) the grounds therefor and the reasons for such person desiring to





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
appear and be heard, as well as all documents and writings which such person desires the Court to consider, upon each of the following:

                 Robert M. Kornreich, Esq.
                 Wolf Popper Ross Wolf & Jones, L.L.P.
                 845 Third Avenue
                 New York, New York 10022

                          One of the Lead Counsel

                 Gary W. Kubek, Esq.
                 Debevoise & Plimpton
                 875 Third Avenue
                 New York, New York 10022

                          Counsel for Defendants SBSA and Bruno Bich

                 Stuart J. Baskin, Esq.
                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York 10022

                          Counsel for All Other Defendants

and filed said materials, showing due proof of service upon said counsel, with the Clerk of the Supreme Court of the State of New York, 60 Centre Street, New York, New York. Any member of the Settlement Class who does not make his, her or its objection in the manner herein provided shall forever be foreclosed from making any objection to the fairness or adequacy of the (1) proposed
Settlement as incorpo-





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
rated in the Stipulation of Settlement or (2) the requested fees and expenses, and shall be bound by any judgment or order entered herein. The Clerk of the Court shall make available for review by all Settlement Class members and/or their counsel a copy of the Court file containing all documents filed in the Consolidated Actions.

                 9. The Settlement Hearing, or any adjournment thereof, may be adjourned without further notice to the Settlement Class except as may be announced by the Court at such hearing, or at any adjournment thereof.

                 10. All discovery and other proceedings in the Consolidated Actions are stayed and suspended until further order of the Court. Pending the final determination of the fairness, reasonableness and adequacy of the proposed Settlement, no member of the Settlement Class (or any of their present or former officers, directors, agents, attorneys, representatives, trustees, shareholders, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns) or any other BIC shareholder or other person may institute, commence, or prosecute any action or proceeding involving any claim which has been or could have been asserted in these Consolidated Actions or any other claim arising out of or in any way related to any acts, facts, events, transactions, occurrences, representations, misrepresentations, omissions or other subject matters set forth, alleged, embraced or otherwise referred to in the Complaints in the Consolidated Actions or the Stipulation of Settlement.

                 11. In the event the proposed settlement as provided in the Stipulation of Settlement is not approved by the Court, or if for any other reason the proposed settlement shall not become final and unappealable, the Stipulation of Settlement shall, without any further act by any party thereto, become null and void and of no further force and effect, and shall not be used or referred to for any purpose whatsoever. In such event, the Stipulation of Settlement and all negotiations and proceedings relating thereto shall be withdrawn without prejudice to the rights of any and all parties thereto, who shall be restored to their respective positions existing prior to the date of the Stipulation of Settlement, except that all expenses incurred in identifying Settlement Class members and giving notice of the proposed Settlement shall be borne by SBSA or BIC.

                 12. The Court reserves the right to approve the Stipulation of Settlement with modifications agreed to by the parties and without further notice to members of the Settlement Class or to other BIC shareholders, and retains jurisdiction over this action to consider all further applications arising out of or relating to the proposed settlement.

Dated:               , 1995
        -------------

                                                   E N T E R E D:



                                                   ----------------------------
                                                   Justice of the Supreme Court

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

- - - - - - - - - - - - - - - - - -X

IN RE BIC CORP. SHAREHOLDERS       :
LITIGATION
                                   :        Consolidated
                                            Index No. 112626/95
- - - - - - - - - - - - - - - - - -X


                            FINAL ORDER AND JUDGMENT

                 The above-captioned Consolidated Actions having come on regularly for hearing, as noticed, on _________, 1995, at _______ ___.m., pursuant to the Order of this Court, dated ________, 1995 (the "Hearing Order"), to consider and determine the matters set forth in the Hearing Order; and due and adequate notice (the "Notice") having been transmitted to those persons and entities who owned, beneficially or of record, the common shares of BIC Corporation ("BIC") not already owned by Societe BIC S.A. ("SBSA"), Bruno Bich or certain other members of the Bich family who are shareholders of the corporation into which BIC is to be merged (the "Public Shares") as of the opening of business on May 19, 1995, and their successors in





                                  EXHIBIT B
interest including subsequent transferees (together, the "Settlement Class"), and all such members of the Settlement Class having any objection to the proposed settlement and requests for attorneys' fees and reimbursement of expenses described in the Notice having been given an opportunity to present such objections to the Court; and the Court having heard and considered the matter, including all papers filed in connection therewith, and the oral presentations of counsel at said hearing, and good cause appearing therefore,

                 IT IS HEREBY ORDERED THAT:

                 1. The Stipulation of Settlement filed in this action, dated October 31, 1995 (the "Stipulation of Settlement"), and the terms of the settlement set forth therein, are fair, reasonable and adequate, and the same are hereby approved, and the parties thereto are hereby directed to consummate the terms and provisions of the Stipulation of Settlement.

                 2. The Consolidated Actions are dismissed with prejudice (and with each party to bear its own costs, except as otherwise provided in this Final Order and Judgment and the Stipulation of Settlement) as to all of the defendants, and each of them, as against the plaintiffs and all members of the Settlement Class as defined and certified in the Hearing Order (except those persons who have been duly excluded from the Settlement Class), such dismissal to be subject only to compliance by the parties with the terms and conditions of the Stipulation of Settlement and any order of the Court with reference to the Stipulation of Settlement.

                 3. The named plaintiffs in the Consolidated Actions and all members of the Settlement Class previously certified by this Court (except those persons who properly excluded themselves from the Settlement Class) fully, finally and forever release, relinquish and discharge SBSA and BIC (and any of their subsidiaries or affiliates), the Individual Defendants and the Special Committee, and each of them, and their respective past and present officers, directors, employees, agents, attorneys, auditors, subsidiaries, affiliates, representatives, financial advisors and investment bankers, heirs, executors, administrators, successors and assigns, from, and are barred and permanently enjoined from instituting, maintaining or prosecuting against the foregoing, each and every claim, known or unknown, that was or could have been asserted against the Defendants in the Actions (as defined in the Stipulation of Settlement) or in any other court or forum, in connection with, arising out of or in any way related to any acts, failures to act, facts, events, transactions, occurrences, representations, misrepresentations, omissions or other subject matters set forth, alleged, embraced or otherwise referred to in the Complaints in the Actions or the Stipulation of Settlement, including without limitation the Proposal and the Merger (each as defined in the Stipulation of Settlement), the negotiation, consolidation and approval of the Merger, and the fiduciary or disclosure obligations of any of the Defendants (or the other persons or entities to be released) with respect to any of the foregoing, which the members of the Settlement Class had, now have, or may hereafter have, in any capacity against the aforementioned released persons or entities, or any of them, except for the right to enforce the terms of the Stipulation of Settlement and this Final

Order and Judgment. The releases set forth above shall be effective, according to the provisions and subject to the conditions of Paragraph 9 of the Stipulation of Settlement, as of the Effective Date of the Settlement as defined in the Stipulation of Settlement.

                 4. With respect to any and all claims being settled and released, plaintiffs and each member of the Settlement Class (who has not properly elected to be excluded therefrom) hereby expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which statute provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor, and any and all provisions, rights and benefits of any similar statute or law of California or of any other jurisdiction.

                 5. Plaintiffs' counsel in the Actions are hereby awarded reasonable attorneys' fees and reimbursement of their disbursements and expenses in the total amount of $_________, with such accrued interest, if any, as may be provided by law, to be paid by Defendants at the time and in the manner provided by the terms of the Stipulation of Settlement. Said fees and expenses shall be allocated by Lead Counsel (as defined in the Stipulation of Settlement) among plaintiffs' counsel in the Actions in a manner which, in Lead Counsel's good faith judgment, reflects each plaintiff's counsel's contribution to the prosecution and resolution of the Actions.

                 6. Without in any way affecting the finality of this Final Order and Judgment, this Court shall retain continuing jurisdiction over the Consolidated Actions and the parties to the Stipulation of Settlement to enter any further orders as may be necessary to effectuate or enforce the Stipulation of Settlement, the settlement provided for therein and the provisions of this Final Order and Judgment.

                 7. All persons identified in Exhibit 1 hereto, who purport to have been shareholders of BIC on or after May 19, 1995 and who have duly and timely requested exclu-sion from the Settlement Class, hereby are excluded from the Settlement Class and are not bound by this Final Order and Judgment. Each member of the Settlement Class who is not identified in Exhibit 1 hereto is bound by this Final Order and Judgment, and will remain forever bound.

Dated:  New York, New York
                     , 1995
            ---------
                                                   SO ORDERED:


                                                   ----------------------------
                                                   Justice of the Supreme Court

                           TO ALL PUBLIC SHAREHOLDERS
                               OF COMMON STOCK OF
                          BIC CORPORATION ON OR AFTER
                                  MAY 19, 1995



SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
- - - - - - - - - - - - - - - - - -X

IN RE BIC CORP. SHAREHOLDERS       :
LITIGATION
                                   :       Consolidated
                                           Index No. 112626/95
- - - - - - - - - - - - - - - - - -X


                                NOTICE OF CLASS
                              ACTION DETERMINATION
                            AND PROPOSED SETTLEMENT

                 This Notice (the "Notice") is given pursuant to an Order of the Supreme Court of the State of New York, County of New York (the "Court"), and in accordance with Sections 902 and 903 and Rule 908 of the New York Civil Practice Law and Rules. The purpose of this Notice is to inform you of (1) the pendency of the above-captioned Consolidated Actions on behalf of a class (the "Class"), certified for settlement purposes only, consisting of all persons or entities, who owned, beneficially or of record, the common shares of BIC





                                  EXHIBIT C

Corporation ("BIC") not already owned by Societe BIC S.A. ("SBSA"), Bruno Bich or certain other members of the Bich family (the "Public Shares") as of May 19, 1995, and their successors in interest including subsequent transferees; (2) the proposed settlement of all individual, class or representative claims that were or could have been asserted in these Consolidated Actions pursuant to the terms described herein; (3) the right of all Class members to request exclusion from the Class; and (4) a hearing for consideration by the Court of the fairness, reasonableness and adequacy of the proposed Settlement of the Consolidated Actions and the award to Plaintiffs' counsel of fees, expenses and disbursements, all as further described herein.

                 PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. IF YOU WISH TO BE EXCLUDED FROM THE CLASS, YOU MUST NOTIFY THE COURT BY __________, 1995, IN THE MANNER SET FORTH HEREIN.

                 This Notice contains merely a summary of the terms of the Stipulation of Settlement. All capitalized terms not defined in this Notice have the meanings given to them in the Stipulation of Settlement. For a more detailed state-ment of the matters involved in this case and the proposed Settlement, you may review the pleadings, the Stipulation of Settlement and other papers on file in the case, which may be inspected during regular business hours at the Office of the Clerk of the Court, 60 Centre Street, New York, New York.


SUMMARY OF THE LITIGATION

                 1. On May 19, 1995, SBSA announced a proposal to acquire the Public Shares, that is, those common shares of BIC not already owned by SBSA, Bruno Bich or certain other members of the Bich family, for $36.50 per share in a merger transaction (the "Proposal").

                 2. On and after May 19, 1995, Ellen Klein, Paule Brie, James C. Bonner and Irving Kaplan (collectively, the "Plaintiffs"), respectively, filed four actions in this Court (the "Court"), individually and on behalf of the public shareholders of BIC, against SBSA, BIC and the directors and certain officers of BIC (the "Individual Defendants" and, together with SBSA and BIC, the "Defendants"), which actions have been consolidated (the "Consoli-dated Actions") pursuant to a Stipulation and Order entered on October 2, 1995. The complaints in the Consolidated Actions alleged that the Proposal was not fair to Plaintiffs and the holders of Public Shares of BIC and that the Defen-dants breached their fiduciary duties and failed to disclose all material information in connection with the Proposal. Two other similar actions were filed in other courts (together with the Consolidated Actions, the "Actions").

                 3. Defendants have vigorously asserted that all claims alleged in the Actions are without merit and have denied all charges of wrongdoing or liability. The Court has not determined the merits of the claims or defenses in the Actions, and this Notice does not imply that there has been any finding of any violation of law by any defendant or that any relief could be obtained if the litigation is not settled.

                 4. Plaintiffs and Defendants have entered into a Stipulation of Settlement, dated October 31, 1995, which is intended to settle and release all claims that were or could have been asserted by Plaintiffs and all members of the Class who do not exclude themselves therefrom with respect to the transactions and matters set forth or referred to in the complaints in the Actions, including the Proposal, the Merger (as defined below), the negotiation, consideration and approval of the Merger, and the fiduciary and disclosure obligations of any of the Defendants (or the other persons or entities to be released).


BACKGROUND OF THE PROPOSED SETTLEMENT

                 5. On May 23, 1995, the board of directors of BIC (the "Board") appointed a special committee of three independent directors (the "Special Committee") to review, evaluate and negotiate the terms of the Proposal with SBSA and to make a recommendation to the Board concerning the Proposal. The Special Committee retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor.

                 6. Plaintiffs' counsel and their financial advisor, Howard, Lawson & Co., reviewed certain documents regarding the Proposal which were provided by BIC to Goldman Sachs. Thereafter, Plaintiffs' counsel delivered a letter to counsel for SBSA and counsel for the Special Committee presenting their analysis and opinion as to the fair value of the Public Shares and their views concerning certain procedural terms of any acquisition of Public Shares. Counsel for Plaintiffs also engaged in several discussions of Plaintiffs' views concerning the Proposal with counsel for SBSA and the Special Committee.

                 7. After negotiations with the Special Committee and consideration of various factors, including the views of Plaintiffs' attorneys, SBSA agreed to increase the acquisition price of the Public Shares to $40.50 per share in a proposed merger (the "Merger") and to condition approval of the Merger on the affirmative vote of a majority of the Public Shares that are voted.

                 8. Counsel for Plaintiffs conducted a thorough investigation of the facts and law relating to the allegations set forth in the Complaints in the Consolidated Actions. The investigation included a review by counsel for Plaintiffs and Plaintiffs' financial advisor of documents produced to Plaintiffs by Defendants relating to the business and valuation of BIC, as well as SBSA's and BIC's filings with the Securities and Exchange Commission and other publicly available documents. Counsel for Plaintiffs reviewed and commented on the preliminary proxy statement filed by BIC with the Securities and Exchange Commission in connection with the Merger. Counsel for Plaintiffs have taken the deposition of Bruno Bich, the Chairman of the Board and Chief Executive Officer of SBSA and BIC, and of Robert E. Allen, a director of BIC and Chairman of the Special Committee.

                 9. Plaintiffs and their counsel have agreed to enter into the Stipulation of Settlement after taking into account the likelihood that this litigation, if not now settled by voluntary agreement, could be protracted and expensive, would involve highly complex legal and factual issues, and would involve substantial uncertainties, delays and risks inherent in complex litigation. After taking into account the benefits that Plaintiffs and other public shareholders will receive as a result of the proposed Settlement and the Merger, Plaintiffs and their counsel have concluded that the proposed Settlement is fair, reasonable and adequate, and in the best interest of the public shareholders of BIC.

                 10. The Defendants, while disclaiming all wrongdoing, have also concluded that it is in their best interests to settle the controversy in accordance with the Stipulation of Settlement in order to avoid further protracted and costly litigation. The proposed Settlement and this Notice are not to be construed in any way as admissions of any kind by any Defendant.


CLASS ACTION DETERMINATION

                 11. By order dated _________, 1995, the Court ordered that a class be certified, solely for the purposes of this Settlement, consisting of all persons or entities, who owned, beneficially or of record, the Public Shares of BIC as of May 19, 1995, and their successors in interest including subsequent transferees (together, the "Class" or the "Public Shareholders"). Plaintiffs Ellen Klein, Paule Brie, James C. Bonner and Irving Kaplan were deemed adequate representatives of the Class, and the firms of Bernstein Liebhard & Lifshitz, Goodkind Labaton Rudoff & Sucharow LLP and Wolf Popper Ross Wolf & Jones, L.L.P., were designated as lead counsel for the Class ("Lead Counsel").

                 12. If you are a member of the Class, you will remain a member of the Class and your rights will be affected by the proposed settlement described below unless you request, in writing, to be excluded from the Class in the manner set forth below.


SUMMARY OF THE PROPOSED SETTLEMENT

                 13. In consideration for the payment to holders of Public Shares of $40.50 in cash per share in the Merger, all of the Actions will be dismissed and the claims that were or could have been asserted against the Defendants in connection with the Proposal and the Merger will be released.
The consummation of the Merger shall be subject to approval of the Merger by the requisite vote of BIC shareholders, including holders of a majority of the Public Shares actually voted, and such other terms and conditions as set forth in the Agreement and Plan of Merger, dated as of August 15, 1995. SBSA and BIC acknowledge that the pendency of the Actions and the other efforts of Plaintiffs' attorneys were contributing factors, among others, in the process which ultimately resulted in the terms of the

Merger, including the increase in the acquisition price from $36.50 to $40.50 per share and the requirement of approval by a majority of the Public Shares that are voted.

                 14. Plaintiffs' counsel in the Actions will apply to the Court for an award of reasonable attorneys' fees and reimbursement of expenses (including expert fees and expenses) in an aggregate amount not to exceed $487,500, to be paid by Defendants, who will not oppose said application. The payment of such fees and expenses, if approved by the Court, will not reduce the $40.50 per share acquisition price for the Public Shares.

COURT APPROVAL

                 15. Upon the approval by the Court of the proposed settlement as provided for in the Stipulation of Settlement (including any modification or amendment thereto approved by counsel for the parties), an order and judgment shall be entered in proper form which shall, among other things:

                 (a) approve the Stipulation of Settlement, find that the terms and conditions hereof are fair, reason-
         able and adequate and in the best interests of the Settlement Class, and direct consummation of all its terms and conditions;

                 (b) find that notice was given in accordance with due process and the requirements of Section 908 of the CPLR;

                 (c) dismiss the Consolidated Actions on the merits, with prejudice and without costs (except as otherwise provided in Paragraph 14 hereof), and extinguish all released claims as specified in Paragraph 9 of the Stipulation of Settlement;

                 (d) bar and permanently enjoin the institution or prosecution by Plaintiffs and other Settlement Class members who have not timely requested to be excluded from the Settlement Class of any other action against any of the Defendants, in this Court or in any other court or forum, asserting any of the claims that are being settled and released herein;

                 (e) determine that the Individual Defendants are fairly and reasonably entitled to indemnification by BIC for all amounts paid in settlement (including fees and expenses of plaintiffs' counsel as provided hereunder) and all reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of the Actions;

                 (f) determine and award reasonable attorneys' fees and expenses to counsel for the Settlement Class, to be paid in accordance with Paragraph 14 hereof; and

                 (g) reserve exclusive jurisdiction in this Court to enforce all terms and provisions of this Stipulation of Settlement.

REQUESTS FOR EXCLUSION

                 16. If the Settlement is approved by the Court, all members of the Class shall be bound by the Settlement unless such persons shall mail by first class mail a written request for exclusion from the Class, postmarked no later than ____________, 1995, to the following counsel:

                 Robert M. Kornreich, Esq.
                 Wolf Popper Ross Wolf & Jones, L.L.P.
                 845 Third Avenue
                 New York, New York 10022

                          One of the Lead Counsel

                 Gary W. Kubek, Esq.
                 Debevoise & Plimpton
                 875 Third Avenue
                 New York, New York 10022

                   Counsel for Defendants SBSA and Bruno Bich

                 Stuart J. Baskin, Esq.
                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York 10022

                   Counsel for All Other Defendants

Such request for exclusion shall state the name and address of the person(s) seeking exclusion, the number of Public Shares owned by such person(s) and the name(s) in which such BIC stock was registered, and shall state that the under-signed requests to be excluded from the Class. A member of the Class who requests exclusion from the Class must request exclusion with respect to all BIC shares of which he, she or it is the beneficial owner, and any Class member who requests exclusion from the Class with respect to BIC shares whose beneficial ownership is shared in any way must request exclusion together with all other persons with whom such ownership is shared.

                 17. Any member of the Class who does not request exclusion therefrom in the manner provided in Paragraph 16 of this Notice may, but need not, enter an appearance in this action through counsel of his, her or its own choice. Any Class members who do not enter an appearance will be represented by Lead Counsel.

SETTLEMENT HEARING

                 18. A hearing will be held by the Court at the Courthouse, 60 Centre Street, Courtroom ___, New York, New York, on _______ ___, 1995, at ________ _.m., to consider the fairness, reasonableness and adequacy of the Settlement and the application by plaintiffs' counsel for attorneys' fees and expenses.

                 19. Any member of the Class who has not requested exclusion therefrom in the manner provided in Paragraph 16 of this Notice may appear and show cause, if any he, she or it has, why the proposed settlement should or should not be approved as fair, reasonable and in the best interests of the Class, why plaintiffs' counsel should or should not be awarded fees and expenses, or why a judgment should or should not be entered thereon; provided that no Class member or any other person shall be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, the fees requested, or, if approved, the judg ment to be entered approving the same, unless by __________, 1995 that person has served, by hand or by first class mail, (a) a notice of intention to appear; (b) a verified statement, accompanied by documentary proof, that such person is a Class member and is objecting to the settlement, the judgment to be entered herein, and/or the application for attorneys' fees, costs and expenses; (c) a statement of such person's position with respect to such matter or matters; and (d) the grounds therefor and the reasons for such person desiring to appear and be heard, as well as all documents and writings which such person desires the Court to consider, upon each of the following:

                 Robert M. Kornreich, Esq.
                 Wolf Popper Ross Wolf & Jones, L.L.P.
                 845 Third Avenue
                 New York, New York 10022

                          One of the Lead Counsel

                 Gary W. Kubek, Esq.
                 Debevoise & Plimpton
                 875 Third Avenue
                 New York, New York 10022

                          Counsel for Defendants SBSA and Bruno Bich

                 Stuart J. Baskin, Esq.
                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York 10022

                          Counsel for All Other Defendants

and filed said materials, showing due proof of service upon said counsel, with the Clerk of the Supreme Court of the State of New York, 60 Centre Street, New York, New York. Any member of the Class who does not make his, her or its objection in the manner herein provided shall forever be foreclosed from making any objection to (1) the fairness or adequacy of the proposed settlement as incorporated in the Stipulation of Settlement or (2) the requested fees and expenses, and shall be bound by any judgment or order entered herein.

                 20. Any questions you may have concerning the Actions or the proposed Settlement may be directed by telephone or in writing to the Lead Counsel or the attorneys for Defendants identified above. PLEASE DO NOT CALL THE COURT.

Dated:            , 1995
        ----------
                                                   Clerk

                                        Supreme Court, New York County

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
- - - - - - - - - - - - - - - - - -X

IN RE BIC CORP. SHAREHOLDERS       :
LITIGATION
                                   :       Consolidated
                                           Index No. 112626/95
- - - - - - - - - - - - - - - - - -X



                            URGENT COMMUNICATION

TO: ALL BANKS, BROKERAGE FIRMS AND OTHER ENTITIES WHICH HAVE HELD, AS NOMINEES, SHARES OF BIC CORPORATION ("BIC") ON OR AFTER MAY 19, 1995

                 Pursuant to an Order of this Court dated _____________, 1995 (the "Order"), each bank, brokerage firm and other entity which has held on behalf of any third party shares of BIC Common Stock on or after May 19, 1995 (the "Nominees"), is directed, within ten (10) days after receipt of this communication, to either (i) mail by first class mail to each such third party a copy of the Notice of Class Action Determination and Proposed Settlement (the "Notice"), or (ii) provide the names and addresses of each such third party to BIC Corporation, 500 BIC Drive, Milford, CT 06460, (203) 783-2000. In any case, you are directed to complete





                                  EXHIBIT D
the form attached as Exhibit 1 to this letter and return it in the enclosed envelope.

                 Copies of the Notice are enclosed herewith. Additional copies of the Notice can be obtained by writing to the above address.

                 Upon request, BIC will reimburse you for your reasonable out-of-pocket expenses incurred in identifying the third parties for whom you have held BIC stock on or after May 19, 1995, forwarding the Notice to such persons, or supplying us with their names and addresses.

Dated:             , 1995
        -----------


                                        BY ORDER OF THE
                                        HONORABLE
                                                 ----------------
                                        Justice
                                        Supreme Court, New York County

                                   EXHIBIT 1



Name, address and telephone number of responding broker or other nominee:


                 -----------------------------


                 -----------------------------


                 -------------------------------


--------         We have no records of having held shares of Common Stock of
                 BIC Corporation ("BIC Stock") as nominee for third parties on
--------         or after May 19, 1995.




-------- We have records of having held shares of BIC Stock as nominee for third parties on or after May 19, 1995, and will
-------- undertake to mail copies of the Notice to such persons. In this regard, please supply us with ____ additional copies of the Notice and send the materials to at
                 ------------------    -----------------------------------
                 (Name of Person)




-------- We have records of having purchased or held shares of BIC Stock as nominee for third parties on or after May 19, 1995,
-------- and will provide you with a list of such persons. In this regard, please contact at
                 ------------------    -----------------------------------
                 (Name of Person)

                 to make arrangements to obtain the list of names and addressses.